      As filed with the Securities and Exchange Commission on May 24, 2002
                                                           Registration No. 333-
 -----------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   NuCo2 Inc.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Florida
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   65-0180800
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                   2800 SE Market Place, Stuart, Florida  34997
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                   NuCo2 Inc.
                             1995 Stock Option Plan,
              Directors' Stock Option Plan and Options to Directors
--------------------------------------------------------------------------------
                            (Full Title of the Plan)

                             Eric M. Wechsler, Esq.
                                 General Counsel
                                    NuCo2 Inc
                   2800 SE Market Place, Stuart, Florida 34997
--------------------------------------------------------------------------------
                     (Name and Address of Agent For Service)

                                 (772) 221-1754
--------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent For Service)

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
                                                        Proposed             Proposed
                                                         Maximum              Maximum             Amount Of
     Title Of Securities              Amount To       Offering Price         Aggregate           Registration
     To Be Registered               Be Registered       Per Share         Offering Price             Fee
--------------------------------------------------------------------------------------------------------------
   Common Shares,
$.001 par value per                500,000 shares
       share                         (1)(2)             10.79(2)            5,390,500(2)            $496
--------------------------------------------------------------------------------------------------------------

(1)      Pursuant  to Rule 416,  the  Registration  Statement  also  covers such indeterminate  number of  Common  Shares as may  become  issuable  as a result of any future  anti-dilution  adjustment in accordance  with the terms  of the  1995  Stock  Option  Plan  (the  "1995  Plan")  and  the
         Directors' Stock Option Plan (the "Directors' Plan").

(2)      Includes an  aggregate of 50,000  shares with respect to which  options were granted to Directors at an exercise  price of $7.82 per share.  An additional  450,000  shares  may be  offered  under  the 1995  Plan and
         Directors'  Plan.  Pursuant to Rule 457(g) and (h), the offering  price for these  additional  shares is  estimated  solely for the  purpose of determining the registration fee and is based on $11.11,  the average of the high and low sale prices of the Common Shares as reported by The
         Nasdaq Stock Market on May 22, 2002.

                                EXPLANATORY NOTES

On June 24, 1996, NuCo2 Inc. (the "Company")  filed a Registration  Statement on
Form S-8 (No. 333-06705) relating to, among other things,  350,000 Common Shares issuable  under the 1995 Plan.  On  December 3, 1997 and  December 2, 1999,  the
Company's  shareholders approved increases of 500,000 and 700,000 Common Shares, respectively, in the 1995 Plan (the "Additional 1995 Plan Shares"), from 350,000
Common Shares to a total of 1,550,000  Common Shares.  On February 10, 2000, the
Company filed a Registration  Statement on Form S-8 (No.  333-30042) relating to the Additional 1995 Plan Shares and 1,500 Common Shares issuable  pursuant to an advisor option.

On December 13, 2001, the Company's  shareholders  approved increases of 400,000 and  50,000  Common  Shares,  in the 1995  Plan  and the  Directors'  Plan  (the
"Amendment  Shares"),  respectively,  from  1,550,000 and 60,000 Common  Shares, respectively,  to a total of 1,950,000 and 110,000 Common Shares,  respectively.
The Company has prepared  this  Registration  Statement in  accordance  with the requirements  of Form S-8 under the  Securities  Act of 1933,  as  amended  (the
"Securities  Act"),  to register the  Amendment  Shares and 50,000 Common Shares issuable pursuant to options granted to Directors (the "Director Options").

This Registration Statement includes a Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The Reoffer  Prospectus may be utilized for  reofferings  and resales of up to 500,000  Common Shares  acquired pursuant  to the 1995  Plan,  Directors'  Plan and  Director  Options by selling shareholders  who may be deemed an "affiliate"  (as such term is defined in Rule
405 under the Securities Act) of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will provide documents containing the information  specified in Part
I of Form S-8 to employees as specified by Rule  428(b)(1)  under the Securities
Act.  Pursuant to the  instructions  to Form S-8, the Company is not required to file  these  documents  either  as  part  of the  Registration  Statement  or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities
Act.

                                   PROSPECTUS

                              50,000 COMMON SHARES

                                   NUCO2 INC.

This   prospectus   relates  to  the  reoffer  and  resale  by  certain  selling shareholders  of  common  shares  that  may  be  issued  by  us to  the  selling shareholders  upon the exercise of stock  options  granted  under our 1995 Stock
Option Plan,  Directors' Stock Option Plan and options granted to Directors.  We previously  registered  the  offer  and  sale  of  the  shares  to  the  selling shareholders.  This prospectus also relates to certain  underlying  options that have not as of this date been  granted.  If and when such options are granted to persons  required  to use this  prospectus  to  reoffer  and  resell  the shares underlying such options, we will distribute a prospectus supplement.  The shares are being reoffered and resold for the account of the selling  shareholders  and we will not receive any of the proceeds from the resale of the shares.

The selling  shareholders have advised us that the resale of their shares may be effected  from  time to time in one or more  transactions  on The  Nasdaq  Stock
Market,  in negotiated  transactions or otherwise at market prices prevailing at the  time  of  the  sale  or  at  prices  otherwise  negotiated.  See  "Plan  of
Distribution."  We will bear all expenses in connection  with the preparation of this prospectus.

Our common  shares are listed on The  Nasdaq  National  Market  under the symbol
"NUCO".  On May 22, 2002,  the last reported sale price on The Nasdaq  National
Market for our common shares was $11.19 per share.

Our principal  executive  offices are located at 2800 SE Market  Place,  Stuart,
Florida 34997, and our telephone number is (772) 221-1754.
                                -----------------

         THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON
                                     PAGE 3.

                                -----------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR
           COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                -----------------

                  The date of this prospectus is May 24, 2002.

                                                                          Page 2

                                  RISK FACTORS

The  purchase of our common  shares  involves a high degree of risk.  You should carefully  consider the following risk factors and the other information in this prospectus before deciding to invest in our common shares.

WE FACE UNCERTAINTY IN OUR ABILITY TO BECOME A PROFITABLE COMPANY.

We have incurred  substantial  losses since our inception in 1990.  Our net loss was $9.4 million for fiscal 2000, $15.5 million for fiscal 2001 and $2.9 million for the first  nine  months of fiscal  2002.  Our  losses to date have  resulted primarily from expenses incurred in building a sales and marketing organization, adding  administrative  personnel and  developing a national  infrastructure  to support  the  rapid  growth  in the  number  of our  installed  base of bulk CO2 systems. The cost of this expansion and the significant  depreciation expense of our installed  base of bulk CO2 systems have resulted in  significant  operating losses to date and accumulated net losses of $44.9 million at March 31, 2002. We cannot  be  certain  that we will  install a  sufficient  number of our bulk CO2 systems or obtain sufficient market acceptance to allow us to achieve or sustain profitability.

WE HAVE  SUBSTANTIAL  INDEBTEDNESS  AND NEED  ADDITIONAL  FUNDING  TO EXPAND OUR
BUSINESS.

As of March 31, 2002, we had outstanding  indebtedness  of $88.0 million,  which included $48.0 million under our revolving  credit facility and $40.0 million of our 12% Senior Subordinated Promissory Notes due 2004 and 2005. If we are unable to generate  sufficient cash flow to service our  indebtedness,  we will have to reduce or delay  planned  capital  expenditures,  sell  assets,  restructure  or refinance our indebtedness or seek additional  equity capital.  We cannot assure you that any of these  strategies can be effected on  satisfactory  terms, if at all, particularly in light of our high levels of indebtedness.  In addition, the extent  to  which  we  continue  to have  substantial  indebtedness  could  have significant consequences, including:

         -     our  ability  to obtain  additional  financing  in the future for working  capital,  capital  expenditures,  product  research  and development,  acquisitions and other general  corporate  purposes may be materially limited or impaired,
         -     a substantial  portion of our cash flow from  operations may need to be  dedicated  to the payment of interest on our  indebtedness and therefore not available to finance our business, and
         -     our high degree of  indebtedness  may make us more  vulnerable to economic  downturns,  limit our ability to withstand  competitive pressures or reduce our  flexibility  in  responding  to changing business and economic conditions.

                                                                          Page 3

Also,  our  lenders  require  that  we  maintain  certain  financial  and  other covenants.  In the event that we fail to maintain  such  covenants,  our lenders could declare us in default and demand the repayment of our indebtedness to them if such default were not cured or waived.

OUR FUTURE OPERATING RESULTS REMAIN UNCERTAIN.

You should not consider  growth rates in our revenue to be  indicative of growth rates in our  operating  results.  In addition,  you should not  consider  prior growth  rates in our  revenue to be  indicative  of future  growth  rates in our revenue. The timing and amount of future revenues will depend almost entirely on
our  ability  to  obtain  new  agreements  with  potential   customers  for  the
installation  of bulk CO2 systems and  utilization  of our services.  Our future operating results will depend on many factors, including:

         -     the level of product and price competition,
         -     the ability to manage our growth,
         -     the ability to hire additional employees, and
         -     the ability to control costs.

OUR  BUSINESS  IS  DEPENDENT  ON  CONTINUED  MARKET  ACCEPTANCE  BY THE FOOD AND
BEVERAGE INDUSTRY.

We are  substantially  dependent on continued market  acceptance of our bulk CO2 systems by the food and beverage industry,  which accounts for approximately 95%
of our revenues.  The retail beverage CO2 industry is mature,  with only limited growth in total demand for CO2 foreseen.  Our ability to grow is dependent  upon the  success of our  marketing  efforts in  acquiring  new  customers  and their acceptance of bulk CO2 systems in replacing high pressure CO2  cylinders.  While the food and beverage  industry to date has been  receptive to bulk CO2 systems, we cannot be certain that the operating  results of our  installed  base of bulk
CO2  systems  will  continue  to be  favorable  or  that  past  results  will be indicative of future market acceptance of our service.

In addition,  any recession experienced by the food and beverage industry or any significant  shift in consumer  preferences  away from  carbonated  beverages to other types of beverages could harm our business,  financial condition,  results of operations and ability to service our indebtedness.

WE LACK PRODUCT DIVERSITY.

Substantially  all of our  revenues  are  derived  from the  rental  of bulk CO2 systems  installed at customers'  sites,  the sale of CO2 and the rental of high pressure  cylinders.  Unlike  many of our  competitors  for  whom  bulk CO2 is a secondary business, we have no material lines of business other than the leasing of bulk CO2  systems and the sale of CO2 and we do not  anticipate  diversifying into  other  product  or  service  lines  in  the  future.  Accordingly,  market acceptance of our bulk CO2 systems is critical to our future success.  We cannot

                                                                          Page 4

assure you that an acceptable level of demand will be achieved or sustained.  If sufficient  demand  for our bulk CO2  systems  does not  develop  due to lack of market  acceptance,  technological  change,  competition or other  factors,  our business,  financial  condition and results of operations and ability to service our indebtedness could be seriously harmed.

OUR MARKET IS HIGHLY COMPETITIVE.

The industry in which we operate is highly  competitive.  While we are the first and only company to operate a national  network of service  locations  with over
99% of fountain  beverage  users in the  Continental  United  States  within our current service area, we compete regionally with several direct competitors.  We cannot be certain  that  these  competitors  have not or will not  substantially increase  their  installed  base of bulk CO2  systems and expand  their  service nationwide.  Because there are no major barriers to entry, we also face the risk of a well-capitalized competitor's entry into our existing or future markets. In addition,  we compete with numerous  distributors of bulk and high pressure CO2, including industrial gas and welding supply companies,  specialty gas companies, restaurant and grocery supply  companies and fountain  supply  companies.  These suppliers  vary widely in size and some of our  competitors  have  significantly
greater  financial,   technical  or  marketing   resources  than  we  do.  These
competitors may be able to undertake more extensive marketing  campaigns,  adopt more aggressive  pricing policies and make more attractive  offers to customers.
Our competitors might succeed in developing  technologies,  products or services that are  superior,  less costly or more widely used than those that have or are being developed by us or that would render our technologies or products obsolete or noncompetitive.  In addition,  certain competitors may have an advantage over us with  customers who prefer  dealing with one company that can supply bulk CO2 as well as fountain  syrup. We cannot be certain that we will be able to compete effectively  with current or future  competitors.  Competitive  pressures  could seriously harm our business,  financial  condition and results of operations and our ability to service our indebtedness.

OUR FAILURE TO MANAGE GROWTH COULD HARM OUR BUSINESS.

We have experienced rapid growth and intend to continue to expand our operations aggressively.  The growth in the size and scale of our business has placed,  and we expect it will  continue to place,  significant  demands on our  operational, administrative  and financial  personnel and operating  systems.  Our additional planned expansion may further strain management and other resources. Our ability to manage growth effectively will depend on our ability to improve our operating systems, to expand, train and manage our employee base and to develop additional service  capacity.  We may be unable to effectively  manage the expansion of our operations,  to implement and develop our systems,  procedures  or controls,  to adequately  support  our  operations  or to achieve  and  manage  the  currently projected  installations of bulk CO2 systems.  If we are unable to manage growth effectively, our business, financial condition and results of operations and our ability to service our indebtedness could be seriously harmed.

                                                                          Page 5

WE DEPEND UPON THIRD-PARTY SUPPLIERS.

We do not conduct  manufacturing  operations  and depend,  and will  continue to depend,  on  outside  parties  for the  manufacture  of  bulk  CO2  systems  and components.  We intend to  significantly  expand our installed  base of bulk CO2 systems, and such expansion may be limited by the manufacturing  capacity of our third-party manufacturers.  Although we expect that our current manufacturers of bulk CO2  systems  will be able to produce  sufficient  units to meet  projected demand,  manufacturers  may not be able to meet  our  manufacturing  needs  in a satisfactory and timely manner. If there is an unanticipated  increase in demand for bulk CO2 systems,  we may be unable to meet such demand due to manufacturing constraints. We purchase bulk CO2 systems from Chart Industries, Inc. and Taylor
Wharton   Cryogenics  (a  division  of  Harsco   Corporation),   the  two  major
manufacturers   of  bulk  CO2  systems.   Should   either   manufacturer   cease
manufacturing  bulk CO2  systems,  we would be  required  to  locate  additional suppliers. We may be unable to locate alternate manufacturers on a timely basis.
A delay in the supply of bulk CO2 systems  could cause  potential  customers  to delay their  decision to purchase  our services or to choose not to purchase our services,  which would result in delays in or loss of  revenues.  In such event, our business,  financial  condition and results of operations and our ability to service our indebtedness would be affected.

In  addition,  we  purchase  CO2 for resale to our  customers.  In May 1997,  we entered  into a ten year  exclusive  supply  contract  with The BOC Group,  Inc.
("BOC") for the purchase of bulk CO2. In the event that BOC is unable to fulfill our  requirements,  we would  have to locate  additional  suppliers.  A delay in locating  additional  suppliers or our inability to locate additional  suppliers would  result  in loss of  revenues.  In such  event,  our  business,  financial condition and results of operations and our ability to service our  indebtedness would be affected.

WE DEPEND UPON KEY PERSONNEL AND NEED TO HIRE ADDITIONAL PERSONNEL.

Our  performance  is  substantially  dependent on the continued  services of our executive  officers and key employees.  Our long-term success will depend on our ability to recruit,  retain and motivate highly skilled  personnel.  Competition for such  personnel is intense.  We have at times  experienced  difficulties  in recruiting  qualified  personnel,  and we  may  experience  difficulties  in the future.  The inability to attract and retain necessary  technical and managerial personnel could seriously harm our business,  financial condition and results of operations and our ability to service our indebtedness.  We do not maintain "key man" life insurance on any employee.

WE MUST KEEP PACE WITH TECHNOLOGICAL CHANGES TO REMAIN COMPETITIVE.

Our success  depends in part on our ability to obtain new bulk CO2  customers by converting existing users of high pressure CO2 cylinders to bulk CO2 systems and to keep pace with  continuing  changes in  technology  and consumer  preferences

                                                                          Page 6

while  remaining  price  competitive.   Our  failure  to  develop  technological
improvements or to adapt our products and services to technological  change on a timely basis could, over time, seriously harm our business,  financial condition and results of operations and our ability to service our indebtedness.

OUR COMMON SHARE PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

Our common share price has  fluctuated  substantially  since our initial  public offering in December  1995.  The market price of our common shares could decline from  current  levels or continue to  fluctuate.  The market price of our common shares may be significantly affected by the following factors:

         -     announcements  of  technological  innovations  or new products or services by us or our competitors,
         -     trends and fluctuations in the use of bulk CO2 systems,
         -     timing of bulk CO2 systems  installations  relative to  financial reporting periods,
         -     release of reports,
         -     operating results below expectations,
         -     changes  in,  or our  failure  to meet,  financial  estimates  by securities analysts,
         -     industry developments,
         -     market acceptance of bulk CO2 systems,
         -     economic and other external factors, and
         -     period-to-period fluctuations in our financial results.

In  addition,  the  securities  markets  have  from  time  to  time  experienced significant  price and volume  fluctuations  that are unrelated to the operating
performance  of  particular  companies.   These  market  fluctuations  may  also
materially and adversely affect the market price of our common shares.

OUR OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONALITY.

Approximately  9% of our bulk CO2 customers are billed  utilizing a "rental plus per pound" program and approximately 13% of our bulk CO2 customers own their own bulk CO2 systems and are billed by the pound for all CO2  delivered.  We believe that, on a relative  basis,  customers  purchasing bulk CO2 by the pound tend to consume less CO2 in the winter  months and our sales to such  customers  will be correspondingly  lower in times  of cold or  inclement  weather.  We  cannot  be certain, however, that such seasonal trends will continue.  Consequently, we are unable to predict revenues for any future quarter with any significant degree of accuracy.

                                                                          Page 7

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

We have never  declared  or paid any cash  dividends  on our capital  stock.  We currently  intend  to  retain  any  future  earnings  for  funding  growth  and, therefore,  do not expect to pay any  dividends in the  foreseeable  future.  In addition,  the payment of cash dividends is restricted by financial covenants in our loan agreements.

OUR OPERATING RESULTS ARE AFFECTED BY RISING INTEREST RATES.

The  interest  rate on our  revolving  credit  facility  fluctuates  with market interest rates  resulting in greater  interest costs in times of rising interest rates.  Consequently,  our  profitability  is  sensitive  to changes in interest rates.

OUR INSURANCE POLICIES MAY NOT COVER ALL OPERATING RISKS.

Our  operations  are subject to all of the operating  hazards and risks normally incidental to handling,  storing and transporting CO2, which as a compressed gas is classified as a hazardous  material.  We maintain  insurance policies in such amounts and with such coverages and deductibles as we believe are reasonable and prudent. We cannot assure you that such insurance will be adequate to protect us from all  liabilities  and expenses  that may arise from claims for personal and property  damage arising in the ordinary  course of business or that such levels of  insurance  will be  maintained  or  available  at  economical  prices.  If a significant  liability  claim  is  brought  against  us that is not  covered  by insurance,  our business,  financial  condition,  and results of operations  and ability to service our indebtedness could be seriously harmed.

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION.

Our  business is subject to federal and state laws and  regulations  adopted for the  protection of the  environment,  the health and safety of our employees and users of our products and services. The transportation of bulk CO2 is subject to regulation  by various  federal,  state and local  agencies,  including the U.S.
Department of  Transportation.  These regulatory  authorities have broad powers, and we are subject to  regulatory  and  legislative  changes that can affect the economics  of our  industry  by  requiring  changes in  operating  practices  or influencing the demand for and the cost of providing services.

OUR OFFICERS AND  DIRECTORS ARE ABLE TO EXERT  SIGNIFICANT  CONTROL OVER MATTERS
REQUIRING SHAREHOLDER APPROVAL.

Executive  officers,  directors and entities  affiliated with them  beneficially own,  in the  aggregate,  approximately  35% of our  outstanding  common  shares
(including  common shares  issuable upon conversion of preferred  stock).  These shareholders,  if acting together,  would be able to significantly influence all matters  requiring  approval  by our  shareholders,  including  the  election of directors  and the  approval  of  significant  corporate  transactions,  such as mergers  or other  business  combination  transactions.  This  concentration  of

                                                                          Page 8

ownership may also have the effect of delaying or preventing an  acquisition  or change in control of our company,  which could have a material adverse effect on our common share price.

OUR PREFERRED STOCK AND PROVISIONS OF OUR CHARTER AND FLORIDA LAW MAY PREVENT OR
DELAY AN ACQUISITION OF OUR COMPANY.

Our common shares are subordinate to all outstanding  classes of preferred stock in the payment of  dividends  and other  distributions  on our stock,  including distributions  upon liquidation or dissolution of NuCo2. We have outstanding two series of preferred  stock,  the Series A 8%  Cumulative  Convertible  Preferred
Stock and the Series B 8% Cumulative  Convertible  Preferred Stock. Our board of directors  has the authority to issue up to an  additional  4,992,500  shares of preferred  stock.  If we designate or issue other series of preferred  stock, it will  create  additional  securities  that will have  dividend  and  liquidation preferences over the common shares. If we issue  convertible  preferred stock, a subsequent conversion may dilute the current shareholders' interest. Without any further vote or action on the part of the  shareholders,  our board of directors will have the authority to determine the price, rights, preferences,  privileges and  restrictions  of the  preferred  stock.  Although the issuance of preferred stock will provide us with flexibility in connection with possible  acquisitions and other corporate  purposes,  the issuance of preferred stock may make it more difficult  for a third  party to acquire a majority  of our  outstanding  voting stock.

We are  subject  to  several  anti-takeover  provisions  that  apply to a public corporation  organized under Florida law. These provisions provide that, subject to certain exceptions, an "affiliated transaction" (certain transactions between a corporation  and a holder of more than 10% of its voting  securities)  must be approved by a majority of  disinterested  directors or the holders of two-thirds of the  voting  shares  other than those  beneficially  owned by an  "interested shareholder,"  and that "control  shares" (shares  acquired in excess of certain specified  thresholds)  acquired in specified  control share  acquisitions  have
voting  rights  only  to  the  extent   conferred  by  resolution   approved  by
shareholders, excluding holders of shares defined as "interested shares."

A  Florida  corporation  may opt out of the  Florida  anti-takeover  laws if its articles of incorporation or, depending on the provision in question, its bylaws so provide.  We have not opted out of the provisions of the anti-takeover  laws.
As such, these laws could prohibit or delay a merger or other takeover or change of control and may discourage attempts by other companies to acquire us.

FUTURE SALES OF SHARES COULD AFFECT OUR STOCK PRICE.

If our  shareholders  sell substantial  amounts of our common shares,  including shares  issued upon  exercise of  outstanding  options and  warrants  and shares issued upon  conversion of preferred  stock,  in the public  market,  the market price of our  common  shares  could  fall.  These  sales also might make it more difficult for us to sell equity or equity-related  securities in the future at a time and price that we deem appropriate.  We have outstanding  options under our
1995 Stock Option  Plan,  Directors'  Stock  Option Plan and options  granted to

                                                                          Page 9

Directors  to purchase an aggregate  of  1,277,868  common  shares at an average exercise  price of $11.32 per share and  outstanding  warrants  to  purchase  an aggregate of 1,438,272  common shares at an average exercise price of $10.00 per share.  In addition,  we also have  outstanding  Series A and Series B preferred stock that is  convertible  at $9.47 and $13.20  per share,  respectively,  into
616,595 and 197,045 common shares, respectively.

THIS  PROSPECTUS AND DOCUMENTS  INCORPORATED  BY REFERENCE INTO THIS  PROSPECTUS
CONTAIN  FORWARD-LOOKING  STATEMENTS;  THESE  STATEMENTS  ARE NOT  GUARANTEES OF
FUTURE  PERFORMANCE  AND ARE SUBJECT TO CERTAIN RISKS,  UNCERTAINTIES  AND OTHER
FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

This  prospectus and documents  incorporated  by reference into this  prospectus contain  forward-looking  statements  within the  meaning of Section  27A of the
Securities Act of 1933, as amended,  and Section 21E of the Securities  Exchange
Act of 1934, as amended,  that are not historical  facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates",  "expects", "intends",
"plans",  "believes",  "seeks",  "estimates"  and  variations of these words and similar expressions are intended to identify forward-looking  statements.  These statements are not guarantees of future  performance  and are subject to certain risks,  uncertainties  and other factors,  some of which are beyond our control, are  difficult  to predict and could cause actual  results to differ  materially from those  expressed or forecasted  in the  forward-looking  statements.  These risks and uncertainties  include those described in "Risk Factors" and elsewhere in this prospectus and documents incorporated by reference into this prospectus.
You  are  cautioned  not  to  place  undue  reliance  on  these  forward-looking statements,  which  reflect  our  management's  view only as of the date of this prospectus or as of the date of any document incorporated by reference into this prospectus.  We undertake no obligation  to update these  statements or publicly release the results of any revisions to the  forward-looking  statements that we may make to reflect events or circumstances after the date of this prospectus or the date of any document  incorporated  into this  prospectus  or to reflect the occurrence of unanticipated events.

                                                                         Page 10

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a  registration  statement on Form S-8 with the SEC for our common shares  offered in this  offering.  This  prospectus  does not  contain  all the information  set forth in the  registration  statement.  You should refer to the registration statement and its exhibits for additional information.  Whenever we make references in this prospectus to any of our contracts,  agreements or other documents,  the references are not necessarily  complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

You  should  rely  only  on the  information  and  representations  provided  or incorporated by reference in this prospectus or any related supplement.  We have not  authorized  anyone  else to provide  you with  different  information.  The selling  shareholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

The SEC  maintains  an  Internet  site  at  http://www.sec.gov,  which  contains reports, proxy and information  statements,  and other information regarding us.
You may  also  read and copy any  document  we file  with the SEC at its  Public
Reference Room, 450 Fifth Street, N.W., Washington,  D.C. 20549. Please call the
SEC at  1-800-SEC-0330  for further  information  on the operation of the Public
Reference Room.

Our common shares are listed on The Nasdaq  National Market and such reports and other  information  may also be  inspected  at the  offices  of Nasdaq at 1735 K
Street,  N.W.,  Washington,  DC 20006-1500.  Additional  information about us is available over the Internet at our web site at http://www.nuco2.com.

                           INCORPORATION BY REFERENCE

The SEC allows us to  "incorporate  by reference"  the  information we file with them, which means that we can disclose important information to you by referring to those documents. The information we incorporate by reference is considered to be a part of this  prospectus  and  information  that we file later with the SEC will  automatically  update and replace  this  information.  We  incorporate  by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934,
as amended (the "Exchange Act"):

(1)      Our Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

(2)      Our Current Report on Form 8-K dated August 7, 2001;

(3)      Our  Quarterly  Report  on Form  10-Q  for  the  fiscal  quarter  ended
         September 30, 2001;

                                                                         Page 11

(4)      Our Quarterly Report on Form 10-Q for the fiscal quarter ended December
         31, 2001;

(5)      Our  Quarterly  Report on Form 10-Q for the fiscal  quarter ended March
         31, 2002; and

(6)      The  description  of our common  shares  contained in our  Registration
         Statement on Form 8-A dated December 11, 1995.

You may request a copy of these filings  (excluding the exhibits to such filings which we have not specifically  incorporated by reference in such filings) at no cost, by writing or telephoning us at the following address:

                                   NuCo2 Inc.
                              2800 SE Market Place
                              Stuart, Florida 34997
                           Attention: General Counsel
                                 (772) 221-1754

                                                                         Page 12

                                   THE COMPANY

NuCo2 Inc. is a pioneer in the use of, and the  nation's  leading  supplier  of, bulk CO2 systems for carbonating  and dispensing  fountain  beverages.  Bulk CO2 involves  use of a  cryogenic  vessel  delivered  to a  customer's  site,  which preserves CO2 in its liquid form and then converts the liquid product to gaseous
CO2, the necessary ingredient for beverage carbonation. This is a relatively new technology with clear  advantages over high pressure CO2, such as consistent and improved beverage quality,  increased product yields,  reduced employee handling and storage  requirements,  greater  productivity,  elimination  of downtime and product waste as well as enhanced safety. NuCo2 is the first and only company to operate a national  network  with 99 service  locations  in 45 states  servicing approximately  70,000 customers,  principally  users of bulk CO2 systems.  Among
NuCo2's  customers are many of the major  national and regional  restaurant  and convenience  store chains,  movie theater  operators,  theme parks,  resorts and sports venues.

We are headquartered in Stuart, Florida and employ the largest network of sales, service and support professionals in the industry.

Our principal  executive  offices are located at 2800 SE Market  Place,  Stuart,
Florida 34997. Our telephone number is (772) 221-1754.

We have been a public company since December 1995.

The shares offered by this  prospectus  were or will be purchased by the selling shareholders  upon the exercise of options  granted to them under our 1995 Stock
Option Plan,  Directors'  Stock Option Plan and options granted to Directors and will be sold for the accounts of the selling shareholders.

                                                                         Page 13

                                 USE OF PROCEEDS

This   prospectus   relates  to  the  reoffer  and  resale  by  certain  selling shareholders  identified in this  prospectus of common shares that may be issued by us to the selling  shareholders  upon the exercise of stock  options  granted under our 1995 Stock  Option  Plan,  Directors'  Stock  Option  Plan and options granted to Directors. See "Selling Shareholders." All net proceeds from the sale of common shares will go to the shareholders who offer and sell their shares. We will not receive any part of the  proceeds  from such sales.  We will,  however, receive the exercise price of the options at the time of their exercise.  If all of the  options  are  exercised,  we will  realize  proceeds  in the  amount  of
$391,000.  Such proceeds will be contributed to working capital and will be used for general corporate purposes.

                              SELLING SHAREHOLDERS

This  prospectus  relates to the reoffer and resale of common  shares  issued or that may be issued to the selling shareholders under our 1995 Stock Option Plan,
Directors' Stock Option Plan and options granted to Directors.

The  following  table sets forth (i) the  number of common  shares  beneficially owned by each selling  shareholder  at May 24,  2002,  (ii) the number of common shares to be offered for resale by each  selling  shareholder  (i.e.,  the total number of common  shares  underlying  options held by each  selling  shareholder irrespective  of whether such options are presently  exercisable  or exercisable within 60 days of May 24,  2002) and (iii) the number and  percentage  of common shares to be held by each selling  shareholder after completion of the offering, assuming  that all shares  that may be offered  for resale are sold and no other shares beneficially owned by the selling shareholders are also sold.

------------------------------------------------------------------------------------------------------------------
                                                                                                 Number of
                                                                                                  Common
                                                                                             Shares/Percentage
                                           Number of                                          of Class to be
                                         Common Shares                 Number of               Owned After
                                      Owned Prior to the           Common Shares to          Completion of the
         Name                           Offering (1)                be Offered (2)             Offering (1)
------------------------------------------------------------------------------------------------------------------

Craig L. Burr, Director                  339,100 (3)                   10,000                     329,100/3.7%
Robert L. Frome, Director                179,972 (4)                   10,000                     163,972/1.9%
Daniel Raynor, Director                  310,970 (5)                   10,000                     298,970/3.4%
Richard D. Waters, Jr., Director       1,275,637 (6)                   10,000                    1,275,637/12.5%
John E. Wilson, Director                   6,000 (7)                   10,000                          0/-

(1)      A person is deemed to be the beneficial owner of voting securities that can be acquired  by such  person  within 60 days after the date of this prospectus  upon the exercise of options.  Unless  otherwise  noted, we believe that all persons  named in the above table have sole voting and

                                                                         Page 14

         investment power with respect to all common shares  beneficially  owned by them.
(2)      Consists of common  shares  issuable  upon the exercise of options both currently and not currently exercisable.
(3)      Includes  52,300  shares owned by Mr. Burr's minor sons with respect to which Mr. Burr disclaims beneficial  ownership,  83,750 shares owned by
         The  William  P. Egan  1985  Children's  Trust of which  Mr.  Burr is a trustee but disclaims  beneficial  ownership and 62,050 shares owned by
         The  William  P. Egan  1986  Children's  Trust of which  Mr.  Burr is a trustee  but  disclaims  beneficial  ownership.  Mr.  Burr is neither a trustee  nor claims any  beneficial  ownership  in shares  owned by The
         Craig L.  Burr 1986  Children's  Trust.  Also  includes  10,000  shares issuable upon exercise of stock options.
(4)      Includes  10,000 shares owned by Frome & Co., a limited  partnership of which Mr.  Frome is the  general  partner,  6,000  shares  owned by Mr.
         Frome's  minor  daughter  with  respect  to which Mr.  Frome  disclaims beneficial  ownership,  5,550 shares owned by Mr.  Frome's  spouse with respect to which Mr. Frome  disclaims  beneficial  ownership and 16,000 shares issuable upon exercise of stock options.
(5)      Includes   37,744  shares  owned  by  The  Argentum  Group,  a  general partnership of which Mr. Raynor is the president of a general  partner,
         256,226  shares  owned by Argentum  Capital  Partners,  L.P., a limited partnership of which Mr. Raynor is chairman of the general partner, and
         12,000 shares issuable upon exercise of stock options.
(6)      Represents  651,042  shares  issuable  upon  exercise  of common  stock purchase  warrants and 616,595 shares issuable upon conversion of 5,000 shares  of  Series A  Preferred  Stock  owned by J.P.  Morgan  Partners
         (BHCA),  L.P.  ("JPM BHCA") and 8,000 shares  issuable upon exercise of stock options held by Mr.  Waters.  Mr. Waters is a limited  partner of
         JPMP Master Fund  Manager,  L.P. ("MF  Manager"),  which is the general partner  of JPM  BHCA.  A  portion  of these  securities  may be deemed attributable  to Mr.  Waters  because  he is a  limited  partner  of MF
         Manager,  the general  partner of JPM BHCA. The actual pro rata portion of the  Company's  securities  that may be deemed  attributable  to Mr.
         Waters is not  readily  determinable  because  it is subject to several variables,  including  the  internal  rate of  return  and  vesting  of interests  within  JPM  BHCA  and  MF  Manager.  Mr.  Waters  disclaims beneficial ownership to the extent it exceeds his pecuniary interest in
         MF Manager.
(7)      Represents 6,000 shares issuable upon exercise of stock options.

We cannot assure you that the selling  shareholders  will exercise their options to purchase our common shares.

The shares  covered by this  prospectus may be sold from time to time so long as
this  prospectus  remains  in  effect;  provided,   however,  that  the  selling
shareholders  are first  required to contact our Corporate  Secretary to confirm that this  prospectus  is in effect.  We intend to  distribute  to each  selling shareholder a letter describing the procedures that the selling  shareholder may follow  in order to use  this  prospectus  to sell the  shares  and  under  what conditions this prospectus may be used. The selling  shareholders expect to sell

                                                                         Page 15

the shares at prices then  attainable,  less ordinary  brokers'  commission  and dealers' discounts as applicable.

                              PLAN OF DISTRIBUTION

This offering is self-underwritten. Neither we nor the selling shareholders have
employed  an  underwriter   for  the  sale  of  common  shares  by  the  selling
shareholders.  We will bear all expenses in connection  with the  preparation of this prospectus. The selling shareholders will bear all expenses associates with the sale of the common shares.

The selling  shareholders  may offer  their  common  shares  directly or through pledgees,  donees, transferees or other successors in interest in one or more of the following transactions:

         -     On any stock exchange on which the common shares may be listed at the time of sale
         -     In negotiated transactions
         -     In the over-the-counter market
         -     In a combination of any of the above transactions

The selling  shareholders  may offer their common shares at any of the following prices:

         -     Fixed prices which may be changed
         -     Market prices prevailing at the time of sale
         -     Prices related to such prevailing market prices
         -     At negotiated prices

The selling  shareholders  may effect such  transactions by selling shares to or through broker-dealers,  and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of common shares for whom such  broker-dealers  may act as agents or to whom they sell as principals,  or both (which  compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring common shares from the selling shareholders may sell the shares either directly, in its normal market-making  activities,  through or to other  brokers on a principal or agency basis or to its  customers.  Any such sales  may be at  prices  then  prevailing  on  Nasdaq or at prices or at quotes related  to  such  prevailing  market  prices  or at  negotiated  prices  to its customers or a combination  of such methods.  The selling  shareholders  and any broker-dealers  that  act in  connection  with  the  sale of the  common  shares pursuant  to this  prospectus  might be deemed to be  "underwriters"  within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any  profit  on the  resale of  shares  as  principal  might be deemed to be underwriting  discounts  and  commissions  under the  Securities  Act.  Any such commissions,  as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

                                                                         Page 16

The selling  shareholders  reserve the right to accept,  and  together  with any agent of the  selling  shareholder,  to reject in whole or in part any  proposed purchase  of the common  shares.  The  selling  shareholders  will pay any sales commissions or other seller's compensation applicable to such transactions.

We have not registered or qualified  offers and sales of the common shares under the laws of any country,  other than the United  States.  To comply with certain states' securities laws, if applicable,  the selling shareholders will offer and sell their  common  shares in such  jurisdictions  only  through  registered  or licensed  brokers  or  dealers.  In  addition,  in certain  states  the  selling shareholders  may not offer or sell common shares  unless we have  registered or qualified  such  shares  for sale in such  states  or we have  complied  with an available exemption from registration or qualification.

The selling  shareholders  have  represented  to us that any purchase or sale of common  shares by them will  comply  with  Regulation  M  promulgated  under the
Exchange  Act.  In general,  Rule 102 under  Regulation  M prohibits  any person connected  with a  distribution  of our common  shares (a  "Distribution")  from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common shares or any right to purchase our  common  shares,  for a  period  of  one  business  day  before  his  or her participation  in the  distribution  and ending on the  completion of his or her participation  in  the  distribution  (we  refer  to  that  time  period  as the
"Distribution Period").

During the  Distribution  Period,  Rule 104 under  Regulation  M  prohibits  the selling  shareholders  and any other persons  engaged in the  Distribution  from engaging in any  stabilizing  bid or purchasing our common shares except for the purpose of  preventing  or  retarding a decline in the open market  price of our common  shares.  No such  person  may  effect  any  stabilizing  transaction  to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our common shares at the market,  Rule 104 prohibits them from effecting any  stabilizing  transaction in  contravention  of Rule 104 with respect to our common shares.

There can be no assurance that the selling  shareholders will sell any or all of the shares offered by them pursuant to this prospectus or otherwise.

                                  LEGAL MATTERS

The validity of the common shares offered hereby have been passed upon by Olshan
Grundman  Frome  Rosenzweig & Wolosky LLP, 505 Park Avenue,  New York,  New York
10022.  Certain  members of such firm own our common shares.  Robert L. Frome, a member of such firm, is one of our directors.

                                                                         Page 17

                                     EXPERTS

The  consolidated  financial  statements  of  NuCo2  Inc.  incorporated  in this prospectus  by reference  to our Annual  Report on Form 10-K for the fiscal year ended  June 30,  2001 have been so  incorporated  in  reliance  on the report of
Margolin, Winer & Evens LLP, independent accountants,  given on the authority of said firm as experts in auditing and accounting.

                              ABOUT THIS PROSPECTUS

This  prospectus is part of a Registration  Statement we filed with the SEC. You should rely only on the  information  provided or  incorporated  by reference in this prospectus or a related  supplement.  We have not authorized anyone else to provide you with different  information.  The selling shareholders will not make an offer of these  shares in any state  where  the offer is not  permitted.  You should not assume that the  information in this  prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

No dealer,  salesman or other person has been authorized to give any information or to make any representations  other than those contained in this prospectus in connection with the offer made hereby,  and, if given or made, such  information or  representations  must not be relied upon as having been  authorized by us or any selling  shareholder.  This prospectus does not constitute an offer to sell, or a  solicitation  of an offer to buy,  the  securities  offered  hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful.

The  delivery  of this  prospectus  at any time does not imply that  information contained herein is correct as of any time subsequent to its date.

                                                                         Page 18

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following  documents filed by NuCo2 Inc. (the "Company") with the Securities and Exchange  Commission  are  incorporated  herein by reference and made a part hereof:

(a)      Annual  Report of the  Company on Form 10-K for the  fiscal  year ended
         June 30, 2001;

(b)      Current Report of the Company on Form 8-K dated August 7, 2001;

(c)      Quarterly  Report of the  Company on Form 10-Q for the  fiscal  quarter ended September 30, 2001;

(d)      Quarterly  Report of the  Company on Form 10-Q for the  fiscal  quarter ended December 31, 2001;

(e)      Quarterly  Report of the  Company on Form 10-Q for the  fiscal  quarter ended March 31, 2002; and,

(f)      The  description  of the Common  Shares in the  Company's  Registration
         Statement on Form 8-A dated December 11, 1995.

All reports and other documents  subsequently  filed by the Company  pursuant to
Sections 13(a),  13(c), 14 and 15(d) of the Securities  Exchange Act of 1934, as
amended, prior to the filing of a post-effective  amendment which indicates that all  securities  offered  hereunder  have  been  sold or which  deregisters  all securities  then  remaining  unsold,  shall  be  deemed  to be  incorporated  by reference  herein  and to be a part  hereof  from  the  date of  filing  of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

The validity of the Common Shares  offered  hereby have been passed upon for the
Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue,  New
York, New York 10022. Certain members of such firm own our Common Shares. Robert
L. Frome, a member of such firm, is a director of the Company.

                                                                            II-1

Item 6. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other  arrangement under which any controlling  person,  director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

The Articles of Incorporation and Bylaws of the Company provide that the Company may indemnify to the fullest extent  permitted by Florida law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company.

The  Company has  obtained a  directors'  and  officers'  insurance  and company reimbursement policy in the amount of $10,000,000.  The policy insures directors and officers  against  unindemnified  loss arising from certain wrongful acts in their  capacities  and would  reimburse  the Company for such loss for which the
Company has lawfully indemnified the directors and officers.

See the last paragraph of Item 9 below for information regarding the position of the  Securities  and  Exchange  Commission  with  respect  to the  effect of any indemnification for liabilities arising under the Securities Act.

Section 607.0850 of the Florida Business Corporation Act reads as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS.

(1)      A corporation  shall have power to indemnify any person who was or is a party to any  proceeding  (other than an action by, or in the right of, the  corporation),  by reason of the fact that he is or was a director, officer,  employee, or agent of the corporation or is or was serving at the request of the  corporation as a director,  officer,  employee,  or agent of another  corporation,  partnership,  joint venture,  trust, or other  enterprise  against  liability  incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he  reasonably  believed  to be in, or not  opposed to, the best  interests of the  corporation  and,  with respect to any criminal action or  proceeding,  had no reasonable  cause to believe his conduct was unlawful.  The  termination of any  proceeding by judgment,  order, settlement,  or  conviction  or upon a plea of nolo  contendere  or its equivalent  shall not, of itself,  create a presumption that the person did not act in good faith and in a manner which he reasonably  believed to be in, or not opposed to, the best interests of the  corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)      A corporation shall have power to indemnify any person, who was or is a party  to any  proceeding  by or in the  right  of the  corporation  to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving  at the  request of the  corporation  as a  director,  officer,

                                                                            II-2

         employee, or agent of another corporation,  partnership, joint venture, trust,  or other  enterprise,  against  expenses  and  amounts  paid in settlement  not  exceeding,  in the judgment of the board of directors, the estimated  expense of  litigating  the  proceeding  to  conclusion, actually  and  reasonably  incurred in  connection  with the defense or settlement  of such  proceeding,  including  any appeal  thereof.  Such indemnification  shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been  adjudged to be liable  unless, and only to the extent  that,  the court in which such  proceeding  was brought, or any other court of competent jurisdiction,  shall determine upon  application  that,  despite the  adjudication of liability but in view of all  circumstances  of the case,  such  person  is  fairly  and reasonably  entitled to indemnity  for such  expenses  which such court shall deem proper.

(3)      To the  extent  that a  director,  officer,  employee,  or  agent  of a corporation  has been  successful on the merits or otherwise in defense of any proceeding  referred to in subsection (1) or subsection  (2), or in  defense  of any  claim,  issue,  or  matter  therein,  he  shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

(4)      Any  indemnification  under  subsection (1) or subsection  (2),  unless pursuant  to  a  determination  by  a  court,  shall  be  made  by  the
         corporation   only  as   authorized   in  the  specific   case  upon  a
         determination that indemnification of the director,  officer, employee, or  agent  is  proper  in the  circumstances  because  he has  met  the
         applicable   standard  of  conduct  set  forth  in  subsection  (1)  or subsection (2). Such determination shall be made:

         (a)      By the  board  of  directors  by a  majority  vote of a quorum
                  consisting   of  directors   who  were  not  parties  to  such
                  proceeding;

         (b)      If such a quorum is not obtainable or, even if obtainable,  by majority vote of a committee  duly  designated by the board of directors (in which directors who are parties may participate)
                  consisting  solely  of two or more  directors  not at the time parties to the proceeding;

         (c)      By independent legal counsel:

                  1.       Selected  by the  board of  directors  prescribed  in
                           paragraph   (a)  or  the   committee   prescribed  in
                           paragraph (b); or

                  2.       If a quorum of the  directors  cannot be obtained for
                           paragraph (a) and the committee  cannot be designated
                           under paragraph (b), selected by majority vote of the
                           full board of directors  (in which  directors who are
                           parties may participate); or

                                                                            II-3

         (d)      By the shareholders by a majority vote of a quorum  consisting of shareholders who were not parties to such proceeding or, if
                  no  such  quorum  is   obtainable,   by  a  majority  vote  of
                  shareholders who were not parties to such proceeding.

(5)      Evaluation  of the  reasonableness  of expenses  and  authorization  of indemnification  shall be made in the same manner as the  determination that  indemnification is permissible.  However, if the determination of permissibility is made by independent legal counsel,  persons specified by paragraph (4)(c) shall evaluate the  reasonableness  of expenses and may authorize indemnification.

(6)      Expenses  incurred by an officer or  director  in  defending a civil or criminal  proceeding  may be paid by the  corporation in advance of the final  disposition of such proceeding upon receipt of an undertaking by or on behalf of such  director or officer to repay such amount if he is
         ultimately  found  not  to  be  entitled  to   indemnification  by  the
         corporation  pursuant  to this  section.  Expenses  incurred  by  other employees  and  agents  may be paid  in  advance  upon  such  terms  or conditions that the board of directors deems appropriate.

(7)      The  indemnification  and advancement of expenses  provided pursuant to this section are not exclusive, and a corporation may make any other or further  indemnification  or  advancement  of  expenses  of  any of its directors,  officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise,  both as to action in his official capacity and as to action in another capacity while holding such office.  However,  indemnification or advancement of expenses  shall not be made to or on behalf of any  director,  officer,
         employee,   or  agent  if  a  judgment  or  other  final   adjudication
         establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

         (a)      A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no  reasonable  cause to believe his conduct was unlawful;

         (b)      A transaction from which the director,  officer,  employee, or agent derived an improper personal benefit;

         (c)      In the case of a  director,  a  circumstance  under  which the liability provisions of s. 607.0834 are applicable; or

         (d)      Willful  misconduct  or a  conscious  disregard  for the  best interests  of the  corporation  in a  proceeding  by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

(8)      Indemnification and advancement of expenses as provided in this section shall  continue  as,  unless  otherwise  provided  when  authorized  or ratified,  to a  person  who  has  ceased  to be a  director,  officer, employee,  or agent  and  shall  inure  to the  benefit  of the  heirs,

                                                                            II-4

         executors,  and  administrators  of  such a  person,  unless  otherwise provided when authorized or ratified.

(9)      Unless the corporation's  articles of incorporation  provide otherwise,
         notwithstanding    the   failure   of   a   corporation    to   provide
         indemnification, and despite any contrary determination of the board or of  the  shareholders  in  the  specific  case,  a  director,  officer, employee,  or  agent  of the  corporation  who is or was a  party  to a proceeding may apply for indemnification or advancement of expenses, or both to the court  conducting the proceeding,  to the circuit court, or
         to  another  court  of  competent   jurisdiction.   On  receipt  of  an
         application,  the court,  after  giving any  notice  that it  considers necessary,  may order  indemnification  and  advancement  of  expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

         (a)      The  director,  officer,  employee,  or agent is  entitled  to mandatory  indemnification under subsection (3), in which case the court shall also order the corporation to pay the director
                  reasonable   expenses  incurred  in  obtaining   court-ordered
                  indemnification or advancement of expenses;

         (b)      The  director,  officer,  employee,  or agent is  entitled  to indemnification or advancement of expenses, or both, by virtue of the exercise by the  corporation  of its power  pursuant to subsection (7); or

         (c)      The  director,  officer,  employee,  or  agent is  fairly  and reasonably  entitled  to  indemnification  or  advancement  of expenses, or both, in view of all the relevant  circumstances, regardless  of whether such person met the standard of conduct set forth in subsection (1) subsection (2), or subsection (7).

(10)     For  purposes of this  section,  the term  "corporation"  includes,  in addition to the  resulting  corporation,  any  constituent  corporation
         (including   any   constituent   of  a   constituent)   absorbed  in  a
         consolidation  or merger,  so that any person who is or was a director, officer, employee, or agent of a constituent corporation,  or is or was serving at the  request of a  constituent  corporation  as a  director, officer, employee, or agent of another corporation,  partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the  resulting or surviving  corporation  as he would have with respect to such constituent corporation if its separate existence had continued.

(11)     For purposes of this section:

         (a)      The term "other enterprises" includes employee benefit plans;

         (b)      The term "expenses" includes counsel fees, including those for appeal;

         (c)      The term "liability"  includes  obligations to pay a judgment, settlement,  penalty,  fine  (including an excise tax assessed with  respect to any  employee  benefit  plan),  and  expenses

                                                                            II-5

                  actually and reasonably incurred with respect to a proceeding;

         (d)      The term  "proceeding"  includes any threatened,  pending,  or completed action,  suit, or other type of proceeding,  whether civil, criminal,  administrative, or investigative and whether formal or informal;

         (e)      The term "agent" includes a volunteer;

         (f)      The term "serving at the request of the corporation"  includes any service as a director,  officer, employee, or agent of the corporation  that imposes  duties on such  persons,  including
                  duties   relating  to  an  employee   benefit   plan  and  its
                  participants or beneficiaries; and

         (g)      The term "not opposed to the best interest of the corporation"
                  describes  the  actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants  and  beneficiaries of an employee benefit plan.

(12)     A  corporation  shall have power to purchase and maintain  insurance on behalf of any person who is or was a director,  officer,  employee,  or agent of the  corporation  or is or was  serving at the  request of the corporation  as a  director,  officer,  employee,  or agent of  another corporation,  partnership,  joint venture,  trust, or other  enterprise against any liability  asserted  against him and incurred by him in any such capacity or arising out of his status as such,  whether or not the corporation  would  have  the  power  to  indemnify  him  against  such liability under the provisions of this section.

         The Company has also agreed to indemnify  each  director and  executive officer  pursuant  to  an  Indemnification  Agreement  with  each  such director and  executive  officer from and against any and all expenses, losses,  claims,  damages and  liability  incurred by such  director or executive officer for or as a result of action taken or not taken while such  director or  executive  officer  was acting in his  capacity as a director,  officer,  employee or agent of the  Company,  to the fullest extent permitted under Florida law.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

     4.1    1995 Stock Option Plan.

     4.2    Directors' Stock Option Plan.

     5      Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

                                                                            II-6

    23.1    Consent of Olshan Grundman Frome  Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5).

    23.2    Consent of Margolin, Winer & Evens, LLP, independent auditors.

    24      Powers  of  Attorney   (included  on  the  signature  page  to  this
            Registration Statement).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

a.       To file,  during any period in which  offers or sales are being made, a post-effective  amendment to this registration statement to include any material  information  with  respect  to the plan of  distribution  not previously  disclosed  in the  registration  statement  or any material change to such information in the registration statement.

b.       That, for the purpose of determining any liability under the Securities
         Act of 1933, each such post-effective amendment shall be deemed to be a new registration  statement relating to the securities offered therein, and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

c.       To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

d.       That,  for purposes of determining  any liability  under the Securities
         Act of 1933, each filing of the registrant's  annual report pursuant to
         Section  13(a) or 15(d) of the  Securities  Exchange  Act of 1934 (and,
         where  applicable,  each filing of an employee  benefit  plan's  annual report  pursuant to Section  15(d) of the  Securities  Exchange  Act of
         1934) that is incorporated by reference in the  registration  statement shall be  deemed to be a new  registration  statement  relating  to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

e.       Insofar as indemnification for liabilities arising under the Securities
         Act of 1933 may be permitted  to  directors,  officers and  controlling persons of the  registrant  pursuant to the  foregoing  provisions,  or otherwise,  the  registrant has been advised that in the opinion of the
         Securities  and Exchange  Commission  such  indemnification  is against public policy as expressed in the Act and is, therefore, unenforceable.
         In the event that a claim for indemnification  against such liabilities
         (other than the payment by the registrant of expenses  incurred or paid by a director,  officer or controlling  person of the registrant in the successful  defense of any action,  suit or  proceeding) is asserted by such  director,  officer or controlling  person in connection  with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,

                                                                            II-7

         submit to a court of appropriate jurisdiction the question whether such indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                                            II-8

                                   SIGNATURES

Pursuant to the  requirements  of the  Securities  Act of 1933,  the  registrant certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-8 and has  duly  caused  this  registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized  in the City of  Stuart,  State of  Florida  on this 24th day of May,
2002.

                      NuCo2 Inc.
                      ---------------------------------------------
                      (Registrant)

                      By:  /s/ Michael E. DeDomenico
                           ----------------------------------------
                           Michael E. DeDomenico, Chief Executive Officer

                       POWER OF ATTORNEYS AND SIGNATORIES

Pursuant to the  requirements  of the Securities  Act of 1933, as amended,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities  and on the date  indicated.  Each of the  undersigned  officers  and directors of NuCo2 Inc. hereby  constitutes  and appoints  Michael E. DeDomenico
and  Eric  M.   Wechsler   and  each  of  them   singly,   as  true  and  lawful
attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all  capacities,  to sign any and all  amendments
(including post-effective amendments) to this Registration Statement and to file the  same,  with  all  exhibits  thereto,  and  other  documents  in  connection therewith,  with the Securities  and Exchange  Commission and to prepare any and all exhibits thereto, and other documents in connection  therewith,  and to make any  applicable  state  securities  law or blue sky filings,  granting unto said attorneys-in-fact  and agents,  full power and  authority to do and perform each and every act and thing  requisite  or necessary to be done to enable NuCo2 Inc.
to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission,  as fully to all intents and purposes as he might or could do in person,  hereby ratifying and confirming all that said  attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   Chairman of the Board and
/s/ Michael E. DeDomenico          Chief Executive Officer                May 24, 2002
-------------------------          (Principal Executive Officer)
(Michael E. DeDomenico)

                                   Chief Financial Officer
/s/ Gregg F. Stewart               (Principal Financial Officer           May 24, 2002
------------------------           and Principal Accounting Officer)
(Gregg F. Stewart)

/s/ Craig L. Burr                  Director                               May 24, 2002
------------------------
(Craig L. Burr)

                                                                            II-9

/s/ Robert L. Frome                Director                               May 24, 2002
-----------------------
(Robert L. Frome)

/s/ Daniel Raynor                  Director                               May 24, 2002
-----------------------
(Daniel Raynor)

/s/ John L. Walsh                  Director                               May 24, 2002
----------------------
(John L. Walsh)

/s/ Richard D. Waters, Jr.         Director                               May 24, 2002
--------------------------
(Richard D. Waters, Jr.)

                                   Director
--------------------------
(John E. Wilson)

Exhibit Index
-------------

     4.1    1995 Stock Option Plan.

     4.2    Directors' Stock Option Plan.

     5      Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

    23.1    Consent of Olshan Grundman Frome  Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5).

    23.2    Consent of Margolin, Winer & Evens, LLP, independent auditors.

    24      Powers  of  Attorney   (included  on  the  signature  page  to  this
            Registration Statement).

                                                                           II-10